PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
(To Prospectus dated July 25, 2002)                   Registration No. 333-91720

                                  $765,000,000
                               Westar Energy, Inc.
                               Exchange Offer for
            $365,000,000 First Mortgage Bonds, 7 7/8% Series Due 2007
                $400,000,000 Senior Notes, 9 3/4% Series Due 2007
                              --------------------

     Westar Energy, Inc. ("Westar"), upon the terms and subject to the conditions set forth in the Prospectus dated July 25, 2002 ("Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal") (which together with this Prospectus Supplement constitute the "Exchange Offer"), hereby extends its offer to exchange its outstanding (1) First Mortgage Bonds, 7 7/8% Series Due 2007, which were issued in a private offering on May 10, 2002 for First Mortgage Bonds, 7 7/8% Series Due 2007, which have been registered under the Securities Act of 1933, as amended (the "Securities Act") and, (2) Senior Notes, 9 3/4% Series Due 2007, which were issued in a private offering on May 10, 2002 for Senior Notes, 9 3/4% Series Due 2007, which have been registered under the Securities Act.

     As of 5:00 p.m., New York City time, on August 23, 2002, approximately (1) $365,000,000 aggregate principal amount of the $365,000,000 First Mortgage Bonds, 7 7/8% Series Due 2007 had been tendered for exchange with BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), the exchange agent and, (2) $400,000,000 aggregate principal amount of the $400,000,000 Senior Notes, 9 3/4 % Series Due 2007 had been tendered for exchange with Deutsche Bank Trust Company Americas, the exchange agent. The amended terms of the Exchange Offer set forth below supplement and should be read in conjunction with the Prospectus, which, except to the extent modified by this Prospectus Supplement, is incorporated herein by reference.

         The Exchange Offer has been extended and will expire at 5:00 pm, New York City time, on August 29, 2002, or such later date and time to which it is extended (the "Expiration Date").


August 26, 2002